Exhibit 5.1
April 1, 2008
CVB Financial Corp.
701 N. Haven Avenue, Suite 350
Ontario, CA 91764
Re: Registration Statement on Form S-8
Gentlemen:
     We have acted as counsel in connection with the preparation and filing of that certain Registration Statement on Form S-8 (the “Registration Statement”) to be filed by CVB Financial Corp., a California corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, in connection with the registration of $7,500,000 worth of deferred compensation obligations (the “Deferred Compensation Obligations”) of the Company, under the Deferred Compensation Plan for Chris Myers (the “Plan”). As such counsel, we have examined the proceedings taken in connection with the Plan and such other matters and documents as we have deemed necessary or relevant as a basis for this opinion.
     Based on these examinations, when the Deferred Compensation Obligations are issued in conformity with the terms of the Plan and in accordance with the Registration Statement, such Deferred Compensation Obligations will be duly authorized and validly issued.
     We consent to the use of our opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,
/s/ Manatt, Phelps, & Phillips, LLP
Manatt, Phelps, & Phillips, LLP